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                                                                    EXHIBIT 3.02

                          CERTIFICATE OF INCORPORATION
                                       OF
                            CRESCENT FINANCE COMPANY


         FIRST. The name of the Corporation is Crescent Finance Company.

         SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         THIRD. The purpose of the corporation is to engage in, promote, conduct and carry on any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000), all of which shall be shares of Common Stock, having a par value of $0.01 per share.

         FIFTH. The name and address of the incorporator is:

                           Barbara B. Erwin
                           Shaw Pittman LLP
                           2300  N Street, N.W.
                           Washington, D.C. 20037

         The powers of the incorporator will terminate upon the filing of this Certificate of Incorporation.

         SIXTH. No stockholder of the Corporation shall, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

         SEVENTH. At all meetings of stockholders, a quorum shall be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

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         EIGHTH. Stockholders of the Corporation shall not have the right of cumulative voting for the election of directors or for any other purpose.

         NINTH. The business of the Corporation shall be managed by the Board of Directors. The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by resolution relinquish or modify the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation.

         TENTH. The Corporation is to have perpetual existence.

         ELEVENTH. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

         TWELFTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

         THIRTEENTH. (a) The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (b) If a claim under the preceding paragraph (a) is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         FOURTEENTH. To the fullest extent permitted by the laws of the State of Delaware as the same exist or shall hereafter be amended, no director of the Corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

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provided that this Article FOURTEENTH shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In the event that the Delaware General Corporation Law or any successor thereto is amended with respect to the permissible limits of directors' liability, this Article FOURTEENTH shall be deemed to provide the fullest limitation on liability permitted under such amended statute. Any repeal or modification of this Article FOURTEENTH by the stockholders of the corporation only shall be applied prospectively, to the extent that such repeal or modification would, if applied retrospectively, adversely affect any limitation on the personal liability of a director of the corporation existing immediately prior to such repeal or modification.

         FIFTEENTH. The initial number of directors constituting the Board of Directors of the Corporation is one (1), and the name and mailing address of such person, who is to serve as director until the first annual meeting of the stockholders or until his successors are elected and qualified, is:

         Name                                   Address
         ----                                   -------
         John C. Goff                           777 Main Street, Suite 2100
                                                Fort Worth, Texas  76102

         Hereafter, the number of directors shall be determined in accordance with the Bylaws of the Corporation.


EXECUTED as of the 28th day of March, 2002.


                                             By: /s/ Barbara B. Erwin
                                                 -----------------------------
                                                 Barbara B. Erwin, Incorporator